Exhibit (h)(xv)

AMENDMENT NO. 6

TO THE

ADMINISTRATION AND ACCOUNTING AGREEMENT

This Amendment No. 6 to the Administration and Accounting Agreement (this “Amendment”) is made as of October 26, 2007 (“Effective Date of Amendment No. 6”), and shall amend the Administration and Accounting Agreement made as of the 8th day of October, 2001, as amended (the “Agreement”) by and between Schroder Series Trust, a Massachusetts business trust (the “Trust”) and SEI Investments Mutual Funds Services (the “Administrator”).

WHEREAS, the Administrator, now known as SEI Investments Global Funds Services, provides administration and accounting services to the Trust;

WHEREAS the parties to the Agreement now wish to amend Schedule B of the Agreement to add the Portfolios to the Agreement;

WHEREAS Article 13 of the Agreement permits amendment only by an instrument in writing signed by the party against which enforcement of the change may be sought;

NOW THEREFORE, for and in consideration of the promises and the mutual covenants herein contained, the parties hereby agree as follows:

1. Amendment to Schedule B of the Agreement. Schedule B of the Agreement is hereby amended and restated in its entirety as set forth in Attachment 1 to this Amendment.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers, or shareholders of the Trust but are binding only upon the assets and property of the Trust.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:	/s/ Stephen Meyer
Name:	Stephen Meyer
Title:	President

SCHRODER SERIES TRUST

By:	/s/ Alan M. Mandel
Name:	Alan M. Mandel
Title:	Authorized Signatory

ATTACHMENT #1

SCHEDULE B

TO THE ADMINISTRATION AND ACCOUNTING AGREEMENT

DATED AS OF OCTOBER 8, 2001,

AMENDED AS OF JANUARY 4, 2004,

AMENDED AS OF FEBRUARY 9, 2004,

AMENDED AS OF JANUARY 28, 2005

AMENDED AS OF MARCH 31, 2006

AMENDED AS OF AUGUST 30, 2006

AMENDED AS OF OCTOBER 26, 2007

BETWEEN

SCHRODER SERIES TRUST

AND

SEI INVESTMENTS GLOBAL FUNDS SERVICES

Portfolios:

This Agreement shall apply with respect to all portfolios of the Trust, either now existing or in the future created. The following is a list of the current portfolios of the Trust (collectively, the “Portfolios”):

SCHRODER ENHANCED INCOME FUND
SCHRODER MUNICIPAL BOND FUND
SCHRODER SHORT-TERM MUNICIPAL BOND FUND
SCHRODER TOTAL RETURN FIXED INCOME FUND
SCHRODER GLOBAL EQUITY YIELD FUND
SCHRODER GLOBAL OPPORTUNITIES FUND
SCHRODER EMERGING MARKET EQUITY FUND
SCHRODER STRATEGIC BOND FUND
SCHRODER U.S. SMALL AND MID CAP OPPORTUNITIES FUND
SCHRODER INTERNATIONAL DIVERSIFIED VALUE FUND
SCHRODER MULTI-ASSET GROWTH PORTFOLIO
Fees:

Pursuant to Article 4, commencing as of November 1, 2004, each Portfolio shall pay the Administrator its pro rata portion of the following fees, calculated based upon the aggregate average daily net assets of Schroder Capital Funds (Delaware) and Schroder Series Trust (the “Schroder Funds Complex”):

0.115% on the first $600 million of average daily net assets
0.11% on the next $400 million of average daily net assets
0.09% on the next $1 billion of average daily net assets
0.07% on average daily net assets in excess of $2 billion

This fee schedule is subject to a cumulative minimum annual fee for the Schroder Funds Complex of seven (7) Portfolios in existence as of the EFFECTIVE DATE OF AMENDMENT NO. 2 (as defined in Amendment No. 2 to the Administration and Accounting Agreement), in the amount of $488,000 for all such portfolios and classes.

The minimum fee shall be increased for each Portfolio in excess of seven (7) Portfolios in the Schroder Funds Complex in existence as of the date of this Amendment, as follows: $50,000 for each Portfolio that invests primarily in domestic securities and $70,000 for each Portfolio that invests primarily in international securities.

The minimum fee shall be increased for each new class added to any Portfolio in the Schroder Funds Complex after the date of this Amendment, as follows: $12,500 for each new class added to a Portfolio that invests primarily in domestic securities, and $17,500 for each new class added to a Portfolio that invests primarily in international securities.

The minimum fee shall be decreased if any Portfolio in the Schroder Funds Complex is fully liquidated after the date of this Amendment, as follows: $50,000 for each Portfolio that invests primarily in domestic securities and $70,000 for each Portfolio that invests primarily in international securities.

The minimum fee shall be decreased if any class in the Schroder Funds Complex is liquidated after the date of this Amendment, as follows: $12,500 for each class that invests primarily in domestic securities, and $17,500 for each class that invests primarily in international securities.

Notwithstanding the foregoing, under no circumstances will the minimum annual fee for the Schroder Funds Complex be less than $400,000 for all portfolios and classes in existence during the term of the Agreement, as amended.

Term:

The Agreement became effective on November 5, 2001 (executed by the parties on October 8, 2001) and, as hereby amended, shall remain in effect through October 31, 2006 (“Initial Term”) and, thereafter, shall automatically renew for successive two (2) year terms, unless and until this Agreement is terminated by a party in accordance with the provisions of Article 6 of the Agreement.

[END OF SCHEDULE B]